Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD NOTIFYS ANGLOGOLD THAT CONTAINED RESOURCES AT EL CHANATE EXCEED TWO MILLION OUNCES

New York, January 30, 2008 - Capital Gold (TSX:CGC; OTC/BB:CGLD) has notified AngloGold Ashanti North America (AngloGold) that pursuant to the terms of the Stock Purchase Option Agreement dated effective December 15, 2000, between AngloGold and Capital Gold Corporation, Capital Gold has made a good faith determination that the drill indicated resources at the El Chanate gold mine now exceed two million ounces of contained gold. The term “drill indicated resources” is defined in the agreement. A drill indicated resources number does not rise to the level of, and should not be considered proven and probable reserves as those terms are defined under SEC guidelines.

AngloGold now has 180 days to determine whether or not it will choose to exercise it’s one time back-in right to acquire a 51% interest in the El Chanate project, for a purchase price equal to two times the total project costs, as defined in the agreement, since 2001.

About Capital Gold
Capital Gold Corporation (CGLD:CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The proven and probable reserve is now 832,000 ounces of gold. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, VP-Investor Relations	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Media Inquiries
Victor Webb/Madlene Olson	Tel: (212) 684-6601
Marston Webb International	Fax: (212) 725-4709
Email: marwebint@cs.com

Investor Relations in Canada
Robin Cook, Account Manager	Tel: (416) 868-1079
CHF Investor Relations	Fax: (416) 868-6198
Email: robin@chfir.com